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Exhibit 10.14.1

        Research Agreement between Crinos Industria Farmacobioologica SpA, Villa Guardia (Como) and the Consorzio Mario Negri Sud, Santa Maria Imbaro (Chieti) for the funding of the independent DF-VOD trial: "Defibrotide for the treatment of hepatic veno-occlusive disease after stem cell transplantation".

On 14th June 2000 the agreement between

        The pharmaceutical company Crinos Industria Framacobiologica SpA (hereinafter called "Crinos", having its registered office in Villa Guardia (Como), 22079 Piazza XX Settembre 2, registered at the Chamber of Commerce of Como under no. 172507, Tax Number and VAT no. 01192270138, represented by Dr. Laura Iris Ferro, born in Milan, on 3/8/1951, in her capacity as Deputy Chairperson, domiciled for the position at the registered office of Crinos

        and

        Consorzio Mario Negri Sud (hereinafter called "Consorzio") having its registered office and fiscal domicile in Via Nazionale 66030 Santa Maria Imbaro (Chieti), Tax Number and VAT no. 00346290695, represented by Prof. Silvio GARATTINI, born in Bergamo on 12.11.1928, in his capacity as President is hereby stipulated in a triple original.

Context of reference

        1.     The DF-VOD controlled clinical experimentation, the protocol of which must be considered as an integral part of the conditions of this agreement (Attachment 1), has been taken and will be coordinated in its position as Sponsor by the International Steering Committee, chaired by Prof. Tiziano Barbui.

        2.     Crinos, the manufacturer and owner of the drug Defibrotide, which is the specific object of experimentation, makes available, for the completion of the project at international level, a research grant, aimed specifically at the implementation of the contents of the protocol in agreement with the GCP-ICH rules, in such a way that the results of the experimentation can be used not only for scientific purposes but also for any purposes of registration and more generally of regulation.

        3.     In agreement with the Steering Committee of the DF-VOD project, with this Agreement, Crinos recognises the responsibility of the coordination of the protocol for the purposes as per point 2 to the Consorzio Mario Negri Sud, according to the operative procedures and economic commitments specified here below.

        4.     With respect to the study, the commitments of Crinos are as follows:

          4.1   performance of the research according to the criteria and in the respect of Ministerial Decree of 15th July 1997, of the Ministerial Decree of 18th March 1998, of the Ministerial Circular of 8th July 1998;

          4.2   coordination of the implementation of the protocol at the level of the different participating countries;

          4.3   complete coordination, quality control, processing of data and preparation of the relative reports for the competent Committees, the scientific publications, the regulatory purposes.

        5.     The commitments of the Consorzio with respect to Crinos are the following:

          5.1   prompt transmission, as soon as they are approved by the Steering Committee, of all the documents relative to the DF-VOD protocol;

          5.2   coordination for the preparation of the lists of randomisation and distribution of the materials of the study;

          5.3   transmission of a copy of all the materials that may have regulatory implications, according to the decrees mentioned above, specifically as far as the aspects relative to the safety and adverse reactions of the drug are concerned;

          5.4   transfer of all the original documentation relative to the protocol, with a view to regulatory obligations, once, in agreement with the competent Committees responsible for the experimentation, the database of the DF-VOD study has been declared "locked";

          5.5   availability to answer at any time questions, or requests of intervention relative to all the scientific, organizational and coordination aspects that concern the DF-VOD protocol, until the presentation and approval of the final report;

          5.6   availability to assist Crinos, as far as the technical and scientific aspects relative to the database f the DF-VOD protocol are concerned, in everything that Crinos will deem opportune throughout the registration process and more in general in relation with the regulatory authorities;

          5.7   implementation of all the opportune measures to guarantee that the confidential information transmitted by Crinos to the Steering Committee and to the researchers is classified and managed as property of the company, as strictly "Confidential";

          5.8   sending to Crinos a copy of each document forming the object of publication (including abstracts) before the sending date for publication, in time to check whether in the document there are: a) information pertinent to new uses of the product that may be the origin of a patent; b) information provided by Crinos to the Steering Committee, classified and identified as "Confidential".

        6.     Crinos will pay the Consorzio an amount adequate to cover the expenses to be borne for all the activities shown above (detailed in the various components in Attachment 2 to this Agreement) in five installments corresponding specifically to:

          6.1   phase of feasibility, preparation, activation of the DF-VOD protocol (period 1st May 1999-30th April 2000): Italian Lire 80 million + VAT, to be paid fully on the stipulation of this Agreement;

          6.2   pilot phase, including a period that can be estimated at 6-8 months (May - December 2000) which coincides with the operative start and beginning of the randomisation in the whole of the research network: Italian Lire 200 million + VAT, which can be invoiced on the stipulation of this Agreement, and to be paid within 60 days of the stipulation;

          6.3   phase corresponding to the first ad interim analysis (estimated in June 2001): Italian Lire 214.5 million + VAT, to be invoiced for 31st January 2001;

          6.4   phase corresponding to the coordination of the conclusive part of the protocol, estimated for the end of 2002: Italian Lire 214.5 million + VAT to be paid in three instalments, to be invoiced respectively 45% by 31st January 2002, 45% by 30th June 2002 and 10% on the receipt and approval by Crinos SpA of the final reports on the study.

          6.5   The instalment foreseen under points 6.3 and 6.4 will not be due in the event that the study were to be interrupted, on the decision of the Steering Committee, respectively at the end of the pilot phase or after the ad interim analysis.

        7.     The insurance cover for the whole duration of the study will be at the expense of Crinos.

        8.     Crinos will directly bear all the expenses necessary for the items not foreseen in the total amount of the funding of the Experimentation shown in this Research Agreement and in particular the periodic meetings of the Researchers taking part in the Experimentation and of the members of the Committee of the DF-VOD Study.

        9.     The scientific responsibility of the coordination of the protocol, of the data and the intellectual property until the publication is held by the Steering Committee of the study, to which the Consorzio reports directly and exclusively for all the scientific and operative aspects of the protocol.

        10.   Crinos has the exclusive final property of the data and their use for regulatory and industrial development purposes.

        11.   The Consorzio may not assign this agreement to any other party without the written permission of Crinos; Crinos may assign this agreement for research to another party that takes over in all or in part the property of the product.

        12.   The Consorzio undertakes to assist Crinos in the procedures that will be activated to obtain the patent protection of any new use of defibrotide which may derive from the experimentation forming the object of this agreement, The operative and economic conditions relative to this activity must be established at the appropriate time with an ad hoc agreement.

Santa Maria Imbaro,........

For Crinos
The Legal Representative

/s/ Laura Ferro Laura Ferro
For the Consorzio The President
/s/ Silvio Garattini Prof. Silvio Garattini

Attachment 1 to Exhibit 10.1

Defibrotide for the treatment of hepatic
Veno-occlusive Disease after Stem Cell
Transplantation (DF-VOD TRIAL)

  •
  Phase II-III randomised clinical study

  •
  Observational study on Veno-Occlusive Disease

INVESTIGATOR'S DECLARATION
FINAL PROTOCOL: 11 SEPTEMBER 2000-VERSION NUMBER 01

I have read and accepted the Study Protocol before of recruiting patients and I shall closely follow the protocol according to current Good Clinical Practice Guidelines and in particular I shall report any adverse events in accordance with the protocol. I agree to comply with stated procedures for data recording/reporting and I shall permit monitoring and auditing by the sponsor, and inspection by the appropriate regulatory authority(es). Essential documents will be retained until requested by the sponsor and I will keep the confidentiality on all the information received from the DF-VOD study Steering Committee and Sponsor concerning both the DF-VOD study and Defibrotide. I hereby declare that I will be the person responsible for the Trial drug reception and storage at my centre. I declare that all my Collaborators who will participate to the study are qualified for their role in its conduction and are aware of all their duties. Finally, I understand that the safety of the patient is my first concern.

Investigator's name	Signature and date

Central Address:	Department of Clinical Pharmacology and Epidemiology
Consorzio Mario Negri Sud
Via Nazionale
66030 Santa Maria Imbaro
ITALY
Phone: +39-0872-570 204 or 570 250
Fax: +39-0872-570 206 or 578 240
e-mail: df-vod@cmns.mnegri.it
Drug Supply	Medical Department Crinos Industria Farmacobiologica S.p.A. Piazza XX Settembre, 2 22079 Villa Guardia (Como) ITALY Phone: +39-031-385 217 Fax: +39-031-481 784 e-mail: miacobelli@crinos.it

Table of contents

DF-VOD Trial: Protocol summary	4
1. Background and rationale	5
2. Objective of the study	6
3. General study outline	6
4. Treatment management	7
5. Follow-up schedule	9
6. Assessment of outcome	9
7. Data management and statistical considerations	10
8. Adverse Events reporting	10
9. GCP rules and ethical aspects	11
10. Administrative rules	12
11. Reporting of results	12
12. Study Monitoring	12
13. Randomised therapy not started	12
14. Confidentiality of patients	13
16. Organisational structure	13
Appendix A: a summary overview on VOD	14
Appendix B: Diagnosis of VOD and Definition of final response	20
Appendix C: Other Clinical Outcome Events Definition and Grading	21
Appendix D: Information for patients	24
Appendix D: Consent to participate in the DF-VOD study	25
Appendix E: abbreviations	26
Appendix F: Declaration of Helsinki	27

PROTOCOL SUMMARY

TRIAL

        Title:    Defibrotide for the treatment of hepatic Veno-Occlusive Disease after stem cell transplantation (DF-VOD trial)

        Primary objectives:    to test the efficacy of Defibrotide in terms of:

    •
    Survival, at day 100 from randomisation;

    •
    Complete remission of VOD;

        Secondary objectives:    to assess the safety of Defibrotide treatment in terms of:

    •
    Incidence of Non-fatal major bleeding (any bleeding requiring ≥ 2 units of blood transfusion or surgery)

    •
    Incidence of minor bleeding

    •
    Incidence of adverse events

        Trial Design:    International collaborative randomised, controlled, open, parallel, multi-centre trial

        Type and number of patients:    approximately 340 patients for whom a diagnosis of VOD is formulated and documented according to well pre-defined criteria following stem cell transplantation;

        Trial Treatments:    half of the patients will be assigned by central randomisation to receive Defibrotide (40 mg/Kg daily) on the top of the best usual care of each participating centre.

        Duration of Treatment:    treatment will be for a minimum of 14 days or until the occurrence of non-fatal major bleeding or serious adverse event requiring drug withdrawal.

        In order to produce a prospective, outcome-oriented registry of all patients including those for whom a diagnosis of VOD is formulated, but who are not considered eligible for randomisation, all consecutive patients with VOD not included into the trial will be followed up collecting the same data as for patients enrolled into the trial.

STUDY DESIGN

[FLOW CHART]

1.     BACKGROUND AND RATIONALE

        The spectrum of uncertainties which characterise the available knowledge on the etiology, clinical expressions, diagnosis, prognosis, therapy, outcome of VOD has been recently enriched by the provocative findings on the potential therapeutic role of Defibrotide. (A synthetic review of the state of the art is provided in Appendix A).

        Though obtained in uncontrolled series, the reported dramatic results on survival have raised enormous expectations both in doctors and patients, and are creating a pressure to consider the "new" treatment a mandatory life-saving intervention.

        It is however widely recognised that the information we have on the mechanisms of action of Defibrotide, on their consistency with the presently accepted pathophysiology of VOD, on the timing and the dosage schedule of the treatment are a mix of suggestive hypotheses and hard observations.

        Possibly, the most definite piece of information is the remarkably reassuring safety profile of Defibrotide which has confirmed in VOD patients what has been reported in the large series where the drug has been used for other indications.

        The scenario outlined so far is easily recognised as one where a formally controlled randomised trial is needed to provide reliable answers for:

  •
  a therapeutically orphan clinical condition;

  •
  a highly promising drug;

  •
  patients who have the right to innovative prompt but adequately tested treatment options.

2.     OBJECTIVE OF THE STUDY

1.
The primary aim of the study is to test the efficacy of Defibrotide on the survival of patients for whom a diagnosis of VOD is formulated and documented according to well pre-defined criteria.

2.
The second, complementary aim is to produce a prospective, outcome-oriented registry of all patients for whom a diagnosis of VOD is formulated, but who are not considered eligible for randomisation.

3.     GENERAL STUDY OUTLINE

3.1   Study design

The general of the study design and flow-chart is summarised in Protocol Summary section.

a)
All patients diagnosed as VOD (see Appendix B) are centrally registered.

b)
The decision of the caring physician to consider a patient for a treatment strategy which includes Defibrotide activates a randomisation procedure which assigns patients to receive or not receive Defibrotide on top of the best usual care of the centre.

c)
All non randomised patients, [i.e. patients for whom a treatment is considered not necessary or patients considered — for any reason — by the caring physician not eligible for randomisation], are included in the observational cohort (treatments are left to the choice of the caring staff).

d)
The clinical manifestations of VOD are monitored according to the best standards of care of the participating centres (as stated in the "Administrative rules" paragraph), with formal pre-defined checks at 7, 14, 30, 60, 100 days. The data collected on the clinical evolution of VOD patients represent the main information on which the criteria of efficacy are evaluated. It is highly recommendable that the same data are collected for both the randomised and the observational cohort.

e)
At any time, before 14 days, the clinician could decide on clinical grounds that the experimental treatment should be stopped, and the patients treated according to her/his clinical judgement. The reasons for this decision are documented in an ad hoc section of the case report forms relative to the follow-up.

f)
All patients are however included in the "intention to treat" analysis and must therefore followed-up with the same criteria and time intervals.

3.2   Inclusion criteria

        The qualifying diagnosis must correspond to the definitions provided in Appendix B. The critical step of the study is the central registration of all patients sequentially diagnosed as VOD.

3.3   Exclusion criteria

        3.3.1 By protocol, no exclusion criteria are applicable to the central registration, as all patients with VOD are considered at least for the observational cohort. This comprehensive strategy will allow the most informative use of the whole cohort, specifically with respect to the fact that the degree of severity of the diagnosis (and therefore also of the representativeness of the randomised cohort vs. the whole population) can only be formulated and validated on the basis of a more or less favourable outcome.

        3.3.2 To be eligible for randomisation, patients will be checked with respect to the following exclusion criteria:

  •
  patients receiving concomitant therapeutic doses of heparin (the dose of 100 U/Kg/day is allowed) and Warfarin for any indication other than routine central venous line (CVL) management.

  •
  Patients receiving concomitant thrombolytic therapy.

  •
  Patients with significant bleeding, defined as haemorrhage requiring ≥ 2 units of packed red blood cells/24 hours to replace blood loss.

  •
  As a general rule, while in this study, patients should not receive other investigational medication.

4.     TREATMENT MANAGEMENT

4.1   Defibrotide (DF)

        4.1.1 Dose/schedule

        The drug (DF) is administered IV in 5% (w/v) glucose solution (GS) in four divided doses (i.e. every six hours) each infused over 2 hours, at 10 mg/Kg/dose (total daily dose of 40mg/Kg). The drug will be supplied by Crinos Industria Farmacobiologica S.p.A., Villa Guardia Italy, in ampules of 200 mg/2.5 ml (concentration 80 mg/ml); it is mixed with a minimum of 250 ml of GS to a maximum concentration of 400 mg/dl. The solution is stable at room temperature for 24 hours.

        4.1.2 Duration

  •
  The planned treatment course is for a minimum of 14 days. Therapy should be started as soon as possible after randomisation and within 24 hours after randomisation.

        4.1.3 Cautions

•
Early cessation of trial therapy

        Trial therapy must be stopped in the best interest of the patient and if:

    a)
    non-fatal major bleeding occurs;

    b)
    the patient refuses to continue;

    c)
    recommended by the investigator because of concomitant disease/medication.

        Trial therapy may be stopped or discontinued at any time if significant toxicity attributable to the trial drug is encountered or if a patient suffers an adverse event.

        The reason for stopping trial therapy early and the date therapy stopped must be documented in an ad hoc section of the case report forms relative to the follow-up. At the time of stopping trial therapy the following assessments should be made:

  •
  resolution of adverse events (if present);

  •
  complete VOD response;

  •
  laboratory outcome: bilirubin, weight, creatinine, AST/ALT, LDH, O2 saturation;

  •
  incidence of major bleeding, minor bleeding, GVHD, pulmonary dysfunction, renal dysfunction, neurological dysfunction, TTP-like syndrome;

  •
  survival.

        After stopping trial therapy, all patients must be followed up to planned study end (100 days after randomisation) for the following:

  •
  resolution of adverse events (if present);

  •
  complete VOD response;

  •
  laboratory outcome: bilirubin, weight, creatinine, AST/ALT, LDH, O2 saturation;

  •
  incidence of major bleeding, minor bleeding, GVHD, pulmonary dysfunction, renal dysfunction, neurological dysfunction, TTP-like syndrome;

  •
  survival.

•
The drug may be held for surgical procedures or to accommodate other urgent medication delivery without necessitating dose modification. For surgical procedures it is recommended that DF administration be completed ≥ 2 hours prior to intervention. Dosing may also need to be scheduled around other medications and interventions, such as dialysis. While the intent is to treat every 6 hours, the schedule may be adjusted without rendering the patient ineligible or causing protocol violation as long as the daily dose does not substantially exceed (or is not below) the prescribed daily dose.

4.2   Supportive treatment

        DF is given at the top of the best available treatment. The current management of severe VOD is mostly supportive. General recommendations are as follows:

  •
  Judicious management of sodium and water balance.

  •
  Diuretic medication is indicated when symptoms associated with excess extra vascular volume are noted.

  •
  Opiate analgesia should be used for right upper quadrant pain.

  •
  When ascites causes respiratory compromise, midline paracentesis is appropriate, but should be performed with caution and careful attention to coagulation parameters.

  •
  Renal and pulmonary failure are managed with haemodialysis, ultra-filtration and mechanical ventilation as indicated.

  •
  The use of hypertransfusion to optimise intravascular volume together with the use of factor replacement for coagulopathy is useful.

  •
  It is important to recognise the patients with severe VOD and multi-organ failure are at increased risk of infection. Thus, even though engraftment may have occurred, vigilance regarding infection is appropriate and recognition that febrile responses may be blunted is important.

  •
  While the use of renal dose dopamine is appropriate in certain situations, its long term use is also discouraged given experimental evidence that dopamine may cause splanchnic diversion and therefore may be deleterious to portal flow.

  •
  Total parenteral nutrition is a potential source of additional liver damage and should be modified to minimise hepatocyte injury and limit sodium load; repeated vitamin K supplementation is usually indicated, however.

  •
  Surgical approaches include peritoneal venous shunting for intractable ascites and liver transplantation: the former has been unsuccessful and the latter may not be a practical option when the odds of relapse from malignancy are high and availability of human liver donors is limited. However, when severe VOD develops in a patient with a benign condition or in a patient who has a disease with a good chance of being cured by cytoreductive therapy (e.g. CML in chronic phase), liver transplantation should be considered.

  •
  Transjugular intrahepatic portal systemic shunting has been carried out in a small number of patients with VOD after stem cell transplant: patients with advanced severe VOD have not responded although some patients with less severe VOD have improved after placement. Thus, this intervention may have a limited role in selected patients.

5.     FOLLOW-UP SCHEDULE

        Patients will be followed daily for pertinent clinical and laboratory parameters according to the best caring centre policy. A formal follow-up form will be filled in and sent to the Trial Coordinating Centre at 7, 14, 30, 60 and 100 days from randomisation/inclusion in DF-VOD Study. The duration of the follow-up period is 100 days.

6.     ASSESSMENT OF OUTCOME

6.1   Main endpoints of the study:

        The main endpoints for all VOD patients are:

  1.
  Complete remission of VOD: (Bil <2mg/dL and complete resolution of any other significant end-organ dysfunction)

  2.
  Mortality at day 100 from randomisation/inclusion in DF-VOD study

6.2   Safety assessment

        The safety of DF treatment will be assessed by analysing:

  1.
  Non-fatal major bleeding (any bleeding requiring transfusion of at least 2 blood units or requiring surgery).

  2.
  Minor bleeding: any bleeding which does not meet the definition for Major Bleeding.

  3.
  Any adverse reaction causing treatment withdrawal.

6.3   Other Clinical Outcome Events (see definitions and grading in Appendix C):

  1.
  Graft Versus Host Disease;

  2.
  Pulmonary Dysfunction;

  3.
  Renal Dysfunction;

  4.
  Neurological Dysfunction;

  5.
  TTP-like Syndrome;

7.     DATA MANAGEMENT AND STATISTICAL CONSIDERATIONS

        Despite recent advances in understanding the incidence and outcome of VOD patients (see Appendix A), many areas of uncertainty still remain. These include the definition of severe disease and the predicted risk of progression and mortality in VOD patients with different clinical presentations.

        These drawbacks make inappropriate to stick to a rigid "a priori" estimate of the sample size of the study. To tackle this problem it is proposed to adopt a strategy which allows the definition of the size of the study in successive steps:

  1)
  All participating centres/physicians enter all their patients into the study, by assigning them to the randomised or the observational arm.

  2)
  The forms documenting the assignment are by definition forwarded to the co-ordinating centre, which provides also the random allocation for those patients corresponding to the random arm.

  3)
  A first interim assessment of the quantitative and qualitative distribution of patients across the various cohorts is made when the first 90 patients have been recruited.

  4)
  A formal estimate of the size of the randomised component of the study will be made at this point, allowing at the same time a reliable calculation of the time needed to implement the study.

  5)
  The first phase could have the role of a formal randomised phase II study, evolving without solution of continuity into a formal phase III trial.

        In this perspective, the following reference criteria can be adopted in terms of stopping rules with an expected survival rate of 30% in the control group:

  »
  The first interim analysis is made on the first 90 randomised patients: the trial could be stopped (i.e., efficacy could be considered as documented) if a highly statistically significant result is obtained in favour of the experimental treatment (power 90%; 4 SD, P<0.001). In numerical terms, such an effect would correspond to 36 subject alive out of 45 and 13 subjects out of 45 in the experimental and control group (relative risk reduction = 70%), respectively.

  »
  The sample size of the general study is set as to be able to document a survival advantage (relative risk reduction) of at least 30% at 100 days. According to this hypothesis, at least 340 patients should be randomised (power = 90%, alpha error = 0.01) in the study. In numerical terms, such an effect would correspond to 87 subjects alive out of 170 and 51 subjects out of 170 in the experimental and control group, respectively.

8.     ADVERSE EVENTS REPORTING

        Adverse events

        An adverse event is defined as the development of a new medical condition or the deterioration of a pre-existing condition following or during exposure to a medicine. A medical condition can be a symptom (such as nausea or chest pain), a sign (such as rash or enlarged liver) or an abnormal result on investigation (including blood tests, X-rays or scans of various types).

        The following new or deteriorating medical conditions, should not be reported in the ad hoc form for serious adverse events:

  a)
  any which occur as a direct result of veno-occlusive disease (such as hyperbilirubinaemia, hepatomegaly, fluid retention, ascites, multi-organ dysfunction, renal dysfunction, cardiac dysfunction, pulmonary infiltrates, peripheral oedema);

  b)
  any which are definitely related to primary treatment (chemotherapy, BMT/SCT)

  c)
  the study end-points and the study clinical outcome events.

        Adverse events must be reported if they begin at any time whilst the patient is receiving the randomised treatment, or up to 14 days after the randomised treatment is stopped.

        All adverse events will be recorded in the CRFs provided, giving the following information:

        description of event; dates and times of onset and resolution; event intensity; seriousness; outcome; causality; any action taken (e.g. treatment, diagnostic tests).

        All adverse events must be followed until resolution.

Serious Adverse Events

        An adverse event is defined as serious if it satisfies any of the following criteria:

  a)
  Life Threatening/Fatal

    Patient was at immediate risk of dying from the event.

  b)
  Hospitalisation

    Patient was admitted to hospital, usually for at least one overnight stay. Hospitalisation for elective surgery for a condition present before entry to the trial is not a serious adverse event, unless the condition has worsened while on randomised treatment.

  c)
  Causes disability or incapacity

    Does not have to be permanent.

  d)
  Requires medical intervention to prevent permanent impairment or damage

    Usually a surgical procedure. The reason for the medical intervention will be reported as the adverse event, not the procedure. Elective surgery, stopping randomised treatment, changing the dose of any concomitant medication and treatment with a prescribed drug are not in themselves adverse events.

        All Serious adverse events will be recorded in the ad hoc Case Report Forms and communicated to the co-ordinating centre as soon as possible, giving in the Case Report Forms the following information: description of event; dates and times of onset and resolution; event intensity; seriousness; outcome; causality; any action taken (e.g. treatment, diagnostic tests).

9.     GCP RULES AND ETHICAL ASPECTS

»
The trial will be conducted in accordance with the Declaration of Helsinki (1964), amended Republic of South Africa (1996), (See Appendix G).

»
The European ICH guidelines for "Good Clinical Practice" will be adopted.

»
The patient is informed of the objectives and of the contents of the experimentation in order to give a conscious and reliable consent to participation in a study (possibly also involving the general practitioner).

»
An External Safety and Efficacy Monitoring Committee is set up, including experts from different fields independent from the trial. The Committee expresses its opinion to the Steering Committee on the monitoring of events and the interim analysis.

»
The study protocol is submitted for approval to the competent regional local committees in accordance with the current national statutory and/or regional laws and regulations.

10.   ADMINISTRATIVE RULES

Data collection

        Data on baseline characteristics, laboratory determination, co-morbidity, and the prognostic profile of the patients are collected on the randomisation form.

        The information required includes data:

  »
  Derived from clinical records

  »
  Obtained from the patient

        Furthermore, at 7, 14, 30, 60, 100 days, a follow-up form will be completed providing data on major study end-points, the other clinical outcome events, any adverse events, concomitant therapy, and adherence to the study medication.

        In addition Special Forms on non Fatal Bleeding, and Serious Adverse Events are predisposed.

        DF-VOD involves virtually no extra work for the clinician and the collection of extensive data has been avoided. The information routinely recorded in the patient's clinical records should be sufficient for the completion of Entry and follow-up forms.

        Investigation and management of patients differ at different centres and it is not appropriate to impose from outside rigid patient management procedures or extra investigations that would not be considered "best practice" by the patient's own doctor. Therefore the clinical responsibility for all aspects of the management of the patient always entirely remains with the patient's own doctor. In general, patients should not need to undergo any tests or examinations especially for the study.

        The Crinos Industria Farmacobiologica S.p.A. (Villa Guardia, Como, Italy) has agreed to provide free Defibrotide in the trial, but the design and management of the trial remain entirely independent of the pharmaceutical company involvement.

11.   REPORTING OF RESULTS

        The database will be kept at the Scientific and Co-ordinating Secretariat which will carry out all the analyses independently and under the direct responsibility of the Steering Committee.

        The results of the study will be reported under the direct responsibility of the Steering Committee and will be collectively published by DF-VOD Investigators. All the Investigators actively involved in the study will share the authorship of the publications. The list of participating Investigators will be published as an annex of the paper on the main results of the research.

12.   STUDY MONITORING

»
In each centre a clinical monitor will be identified, who will receive ad hoc training.

»
In order to ensure the adequate assessment of the reliability of data management in each centre, each form will undergo verification with respect to data completeness and accuracy.

13.   RANDOMISED THERAPY NOT STARTED

        Patients who do not start the randomised therapy must be followed for all trial end-points (resolution of VOD and 100 days survival) according to the "intention to treat analysis" principle. The reason why randomised therapy was not started must be completed on the CRFs.

14.   CONFIDENTIALITY OF PATIENT

        The Trials office will preserve the confidentiality with respect to patients taking part in this study. In order to identify patients, a progressive numeric code will be assigned to patients included into the study and only patient's initials, gender and date of birth will be recorded.

16.   ORGANISATIONAL STRUCTURE

Steering Committee

M. Abecasis, W. Arcese, T. Barbui (Chairman), B. Brenner, D. Bron, E. Carreras, R. Chopra, E. B. Gomez-Garcia, A. Gratwohl, P. Guardiola, M. lacobelli, T.A. Lister, P. Neumeister, R. Pihusch.

Safety and Monitoring Board

A. Del Favero, A.M. Gianni, E. Guinan, G. Palareti, P. Richardson, G. Tognoni

Validation Committee

A. Bacigalupo, G. Bandini, G. Finazzi, F. Frassoni, G. Lambertenghi Deliliers

Scientific and Organising Secretariat

A. Grassi, R. Marchioli (Co-ordinator), E. Mari, M.G. Silletta
 Data handling and management:
B. Ferri, R.M. Marfisi, M. Olivieri, A. Polidoro
 Crinos Liaison:
G. Clerici

Addresses

Chairman:
Division of Haematology
Ospedali Riuniti
L.go Barozzi, 1
24128 Bergamo
ITALY
Tel. +39 035 269492
Fax +39 035 266147
e-mail: tbarbui@ospedaliriuniti.bergamo.it

Scientific and Organising Secretariat:
Laboratory of Clinical Epidemiology of Cardiovascular Disease
Consorzio Mario Negri Sud
Via Nazionale
66034 Santa Maria Imbaro (Chieti)
ITALY
Tel. +39 0872 570204
Fax +39 0872 570206
e-mail: df-vod@cmns.mnegri.it

Appendix A

A SUMMARY OVERVIEW ON VOD

1.1   Clinical features of Veno-occlusive disease (VOD)

        The clinical syndrome of VOD of the liver is one of several manifestations of regimen-related toxicity that can occur after high-dose cytoreductive therapy. The VOD syndrome is characterised by hyperbilirubinaemia, painful hepatomegaly and fluid retention (1). Clinical criteria for a diagnosis of VOD have been developed by both the Seattle and Baltimore groups. According to the Seattle criteria two of three clinical manifestations (jaundice and painful hepatomegaly or fluid retention) must be present (2). The Baltimore criteria include jaundice (bilirubin > 2.0 mg/dL) and two of the following: hepatomegaly (usually painful), ascites, or = 5% weight gain (3). The severity of VOD is defined retrospectively and is based on ultimate outcome. Patients who meet criteria for VOD, whose illness not requiring treatment is self-limited, are defined to have mild VOD. Those, whose VOD resolves under treatment, such as diuretics for fluid retention or narcotic analgesics for painful hepatomegaly, are said to have moderate VOD. Patients who die for VOD or whose VOD does not resolve by 100 days post transplant are considered to have severe VOD (1). After Richardson et al., there is a proposal to give a definition of severity at diagnosis to select a group of patients at high risk to die of VOD and who are likely to benefit from a treatment (see 1.7 Defibrotide and VOD). In addition to the above mentioned criteria for VOD diagnosis a multi-organ dysfunction is also seen in these patients, particularly in those with severe disease. Sodium retention is an early event in patients with multi-organ dysfunction, and is followed by peripheral oedema, congestive heart failure, pulmonary infiltrates and requirement for supplemental oxygen. Fifty-four percent of patients with severe VOD develop renal failure, 63% develop cardiac dysfunction and 78% develop pulmonary infiltrates (4).

        The incidence of VOD in published series of 100 patients or more ranges from 1 to 54% depending on definition of VOD and also on different transplant preparative regimens and on patient selection. These variables can also influence the outcome and particularly the case-fatality rate (1, 6).

        The main Risk factors for VOD after BMT, include: conditioning with busulfan and cyclophosphamide, pre-transplant Karnofsky score <90%, pre-transplant fungal infection, older age, abnormal liver function tests prior to start of high-dose cytoreductive therapy, mismatched stem cell grafts, norethisterone treatment to prevent menstrual haemorrhages during the thrombocytopenic phase after BMT (5-7). To predict the probability of dying as a result of VOD or its complications a mathematical model (Bearman model) was developed. Patients, whose bilirubin and weight increase early and rapidly are much more likely to die than patients whose signs develop more slowly. The model is limited to patients who are transplanted after a specific preparative regimen (cyclophosphamide-based regimens) and can only calculate a probability based on bilirubin and percent weight gain values up to day 16 post-transplant, thus VOD arising after day 16 are not considered in this model (8).

1.2   Pathophysiology of VOD

        The syndrome of VOD was first described after ingestion of pyrrolizidine alkaloids in contaminated cereals or herbal teas (9). Today, VOD is usually caused by toxic metabolites of cytoreductive therapy. A spectrum of histopathologic changes are seen in zone 3 of the liver in tissue from patients with VOD. These changes include hepatic venular occlusion or eccentric venular luminal narrowing, phlebosclerosis, sinusoidal fibrosis and necrosis of hepatocytes. The classic histologic finding of hepatic venular occlusion is not necessary for the clinical diagnosis of VOD. However, the number of zone 3 changes is strongly correlated with the severity of VOD (10). The precise sequence of events leading to the clinical presentation of VOD is unknown, but injury to endothelial cells and hepatocytes in zone 3 of the liver acinus is believed to be one of the earliest. There is substantial evidence for this.

First, pyrrolizidine alkaloids cause denudation of hepatic venular endothelium in experimental animals. Second, hepatocytes in zone 3 contain the predominant concentration of cytochrome P450 enzymes, which metabolise many chemotherapeutic agents used in high-dose regimens, and the glutathione S-transferase enzymes, which catalyses the reaction of glutathione has been reported to result in hepatocyte necrosis (11-12).

1.3   Laboratory correlates

        Laboratory correlates of VOD have been an area of intense study, but, at present time, the results do not provide strategies for the prevention or treatment of this complication. Nonetheless, they contributed to the knowledge of pathophysiology of VOD.

        Coagulation studies:    several investigators have reported that baseline levels of naturally occurring anticoagulants (Protein C, etc...) are lower in patients who develop VOD, as compared to those who do not develop VOD, or that they fall shortly after cytoreductive therapy (13-14).

        Markers of endothelial injury:    plasma levels of plasminogen activator inhibitor-1 (PAI-1), thrombomodulin (TM), P-selectin and others endothelium-derived protein were measured in patients undergoing stem cell transplantation. Several investigators have reported elevations in endothelial injury markers in patients with VOD that showed a correlation with the severity of VOD and the results of VOD treatment (15-16).

        Markers of fibrogenesis:    since sinusoidal fibrosis is a common histopathologic finding in patients with VOD, several groups have measured levels of the N-terminal fragment of type III procollagen (PIIINP), recognised to be a marker of pulmonary and hepatic fibrosis, and significant elevation of this fibrinogenesis marker was found in patients developing VOD after transplantation (17-18).

1.4   Prevention of VOD

        Heparin:    Heparin has been the most widely studied agent to prevent VOD. Attal and colleagues performed a prospective randomised trial showing that continuous infusion of low dose heparin was highly effective in preventing VOD after stem cell transplantation; however heparin failed to affect the rate of severe VOD episodes. Noteworthy is that heparin at dosage of 100 U/Kg/d by continuous infusion did not enhance the risk of bleeding (19). Rosenthal and colleagues reported the results of a phase II trial in 50 children treated with heparin prophylaxis undergoing bone marrow transplantation. They demonstrated that doses of 100 u/Kg/d could be safely administered to children and, compared with historical controls, heparin was associated with a lower risk of developing VOD (20). Or et al. performed a placebo-controlled randomised trial of low molecular weight heparin in transplant patients. Duration of hyperbilirubinemia and incidence of hepatomegaly were significantly reduced in the LMW heparin-treated group, without increasing haemorrhage complications (21). In contrast Marsa-Vila et al. failed to reproduce these results: in a randomised trial the incidence of VOD in patients on heparin was greater than in controls (22). In the evaluation of Carreras et al. of more than 1500 consecutive patients receiving a BMT during a 6-month period in participating EBMT centres, the use of prophylactic low molecular weight heparin in a small number of these patients (n=66) was not associated with a lower incidence of VOD (6).

        Prostaglandin E1:    There are few studies with contradictory results on the prophylactic use of prostaglandin E1 (PGE1) in allogeneic stem cell transplantation. Gluckman et al. found that in PGE1-treated patients the incidence of non-fatal VOD was lower than in matched controls who did not receive prophylaxis (23). The Seattle group performed a dose-finding study of PGE1; they observed significant toxicity in the form of hypotension, pain in dependent extremities, oedema and skin bullae with no evidence for efficacy (24).

        Ursodeoxycholic acid:    Ursodiol is a naturally occurring hydrophilic bile salt that has shown efficacy in some hepatic disorders with cholestasis. Essel et al. performed a randomised double-blind, placebo-controlled study; they found that ursodiol prophylaxis seems to decrease the incidence of hepatic complications after allogenic bone marrow transplantation in patients who received a preparative regimen with busulfan plus cyclophosphamide (25).

1.5   Treatment of VOD

        The available information concerning therapy of established VOD is limited. There is no prospective controlled studies and only small series of retrospectively evaluated patients are published. In patients with a clinically mild presentation a reasonable option is to delay treatment because spontaneously recovery often occur. However in patients with a more severe presentation or evolution such as those reported by Richardson (39) an active treatment is recommended. The following treatments have been reported in small series of patients:

        Recombinant human tissue plasminogen activator (rh-tPA) + heparin:    many investigators have used the thrombolytic agent rh-tPA to treat patients with VOD; these reports have been largely anecdotal, often in abstract form. More than one hundred patients treated with rh-tPA have been reported in the literature, although only a few series have included more than 10 patients. The largest group of patients (n=42) was collected by Bearman and co-workers, who reported that treatment of VOD using rh-tPA and heparin was successful in 29% of patients but was associated with a significant risk of life-threatening haemorrhage. This risk is particularly high for patients with severe VOD who had already developed multi-organ dysfunction (26). Recently Kulkarni reported a series of 17 patients treated with t-PA and heparin (29% responded and survived day 100) but no patient experienced severe haemorrhage complications during therapy (27).

        Liver transplantation:    a small number of marrow transplant patients who have undergone orthotopic liver transplantation for treating VOD have been reported in the literature. Difficulties with this approach include finding a suitable liver graft, management of multi-organ dysfunction and prevention of rejection of the liver graft (28-29). At present this approach is considered only in very selected patients.

        Portosystemic shunting:    Several patients have received surgical, transvenous or, more recently, transjugular intrahepatic portosystemic shunts (TIPS) to treat VOD after stem cell transplantation. TIPS is technically feasible for severe VOD even in the presence of coagulopathy and thrombocytopenia. However, while improvement of hepatic transaminases and symptoms can be obtained, the overall outlook for patients is probably rarely influenced owing to the generalised endothelial damage and multi-organ involvement of VOD (30-31).

1.6   Defibrotide (DF)

        DF is a large, single-stranded polydeoxyribonucleotide derived from mammalian tissue (porcine mucosa) by controlled depolymerization and has been found to have antithrombotic, anti-ischemic, anti-inflammatory and thrombolytic properties without significant systemic anti-coagulant effects (32). DF is an adenosine receptor agonist with affinity for both A1 and A2 receptors, apparently via aptameric activity which results in thrombin antagonism in vitro (33-34). DF also increases levels of endogenous prostaglandins (PGI2 and PGE2), reduces levels of leukotriene B4, inhibits monocytes superoxide anion generation, stimulates expression of thrombomodulin in human vascular endothelial cells, modulates platelet activity and stimulates fibrinolysis (35). DF is avidly bound to vascular endothelium, has a relatively short circulating half life ranging from 10 to 30 minutes with IV administration and can be given orally or parenterally. It has been studied in a number of vascular disorders, including peripheral vascular disease, microvascular thrombotic states and chemotherapy-related haemolytic-uremic syndrome (HUS) ((36-38). DF appears to be well tolerated; adverse events are mild, range in incidence from 1-9% and include flushing, transient mild systolic hypotension, nausea and abdominal discomfort (32,39).

1.7   Defibrotide and VOD

        Richardson et al. recently reported the first 19 patients with severe VOD and multi-organ dysfunction occurring after SCT treated with DF on a compassionate-use basis. DF was administered intravenously in doses ranging from 5 to 60 mg/Kg/d for a planned minimum course of 14 days.

        In no case was DF discontinued for attributable toxicity and no severe haemorrhage related to DF administration was observed. Resolution of VOD was seen in 8 patients (42%); six of 8 responders survived past day +100. These results are noteworthy if compared with the 2% predicted survival reported in comparable patients (39). A confirmation of these figures was offered by examining a similar collection of compassionate cases in Europe. From December 1997 to June 1999 forty patients from 19 European countries were treated with DF for VOD: 22 out of 40 evaluable patients with VOD achieved a complete response to DF (bilirubin <2.0 mg/dl and resolution of signs/symptoms of VOD and end-organ dysfunction) (55%, Confidence Interval 40%-70%) and 17 (43%) are alive beyond day +100. In the subgroup of patients with either evidence of multi-organ failure or who met risk criteria predicting fatality, 10 out of 28 patients (36%, Confidence Interval 21%-51%) showed a complete response (40).

References

1.
Bearman S. The syndrome of hepatic veno-occlusive disease after marrow transplantation. Blood 1995; 85: 3005-3020.

2.
McDonald GB et al. Veno-occlusive disease of the liver and multiorgan failure after bone marrow transplantation: a cohort study of 355 patients. Ann Intern Med 1993; 118: 255-267.

3.
Jones RJ et al. Venocclusive disease of the liver following bone marrow transplantation. Transplantation 1987; 44:778-783.

4.
Richardson P, Bearman S. Prevention and treatment of hepatic veno-occlusive disease after high-dose cytoreductive therapy. Leukemia and Lymphoma 1998; 325: 398-403.

5.
Rozman C et al. Risk factors for hepatic veno-occlusive disease following HLA-identical sibling bone marrow transplants for leukemia. Bone Marrow Transplant 1995, 17: 75-80.

6.
Carreras E et al. Incidence and outcome of hepatic veno-occlusive disease after blood or marrow transplantation: a prospective cohort study of the European group for blood and marrow transplantation. Blood 1998; 92: 3599-3604.

7.
Hågglund H et al. Norethisterone treatment, a major risk-factor for veno-occlusive disease in the liver after allogenic bone marrow transplantation. Blood 1998; 92: 4568-4572.

8.
Bearman S et al. Veno-occlusive disease of the liver: development of a model for predicting fatal outcome after marrow transplantation. J Clin Oncol 1993; 11: 1729-1736.

9.
Ridker PM, McDermott Wv. Comfrey tea and hepatic veno-occlusive disease. Lancet 1989; 1: 657-658.

10.
Shulman HM et al. Venocclusive disease of the liver after marrow transplantation: histological correlates of clinical signs and symptoms. Hepatology 1994; 19: 1171-1181.

11.
Allen JR et al. Hepatic veins of monkeys with veno-occlusive disease. Arch Pathol 1969; 87: 279-289.

12.
el Mouelhi M, Kauffman FC. Sublobular distribution of transferases and hydrolases associated with glucuronide, sulfate and glutathione conjugation in human live. Hepatol 1986; 6: 450-456.

13.
Harper PL et al. Changes in natural anticoagulants following bone marrow transplantation. Bone Marrow Transplant 1990; 5: 39-42.

14.
Faioni EM et al. Naturally occurring anticoagulants and bone marrow transplantation: plasma protein C predicts development of venocclusive disease of the liver. Blood 1993; 81: 3458-3462.

15.
Salat C et al. The relevance of plasminogen activator inhibitor 1 (PAI-1) as a marker for the diagnosis of hepatic veno-occlusive disease in patients after bone marrow transplantation. Leuk Lymphoma 1999; 33: 25-32.

16.
Catani L et al. Endothelium and bone marrow transplantation. Bone Marrow Transplant 1996; 17: 277-280.

17.
Heikinheimo M et al. Serum procollagen type III is an early and sensitive marker for veno-occlusive disease of the liver in children undergoing bone marrow transplantation. Blood 1994; 83: 3036-3040.

18.
Rio B et al. N-terminal peptide of type III procollagen: a marker for the development of hepatic veno-occlusive disease after BMT and a basis for determining the timing of prophylactic heparin. Bone Marrow Transplant 1993; 11: 471-472.

19.
Attal M et al. Prevention of hepatic veno-occlusive disease after bone marrow transplantation by continuous infusion of low-dose heparin: a prospective, randomised trial. Blood 1992, 79: 2834-2840.

20.
Rosenthal J et al. Phase II trial of heparin prophylaxis for veno-occlusive disease of the liver in children undergoing bone marrow transplantation. Bone Marrow Transplant 1996, 18: 185-191.

21.
Or R et al. Low molecular weight heparin for the prevention of veno-occlusive disease of the liver in bone marrow transplant patients. Transplantation 1996, 61: 1067-1071.

22.
Marsa-Vila L et al. A prophylactic heparin does not prevent liver veno-occlusive disease following autologous bone marrow transplantation. Eur J Haematol 1991, 47: 346-354.

23.
Gluckman E et al. Use of prostaglandin E1 for prevention of liver veno-occlusive disease in leukaemic patients treated by allogenic bone marrow transplantation. Br J Haematol 1990, 74: 277-281.

24.
Bearman SI et al. A phase I/II study of prostaglandin E1 for the prevention of hepatic veno-o22cclusive disease after bone marrow transplantation. Br J Haematol 1993, 84: 724-730.

25.
Essell J et al. Ursodiol prophylaxis against hepatic complications of allogeneic bone marrow transplantation. A randomised, double-blind, placebo-controlled trial. Ann Intern Med 1998, 128: 975-981.

26.
Bearman S et al. Treatment of hepatic venocclusive disease with recombinant human tissue plasminogen activator and heparin in 42 marrow transplant patients. Blood 1997, 89: 1501-1506.

27.
Kulkarni S et al. Recombinant tissue plasminogen activator (rtPA) for the treatment of hepatic veno-occlusive disease (VOD). Bone Marrow Transplant 1999, 23: 803-807.

28.
Hågglund H et al. Treatment of hepatic venocclusive disease with recombinant human tissue plasminogen activator or orthotopic liver transplantation after allogeneic bone marrow transplantation. Transplantation 1996, 62: 1076-1080.

29.
Norris S et al. Orthotopic liver transplantation for veno-occlusive disease complicating autologous bone marrow transplantation. Transplantation 1997, 63: 1521-1524.

30.
Murray et al. A successful treatment of hepatic venocclusive disease in a bone marrow transplant patient with side-to-side portacaval shunt. Gastroenterol 1987, 92: 1073-1077.

31.
Zenz T et al. TIPS for severe veno-occlusive disease of the liver (VOD) following allogeneic BMT. Bone Marrow Transplant 1999, 23 (Suppl.1): S225 (abstr. 759).

32.
Palmer KJ and Goa KL; Defibrotide: a review of its pharmacodynamic and pharmacokinetic properties, and therapeutic use in vascular disorders. Drugs 1993; 45: 259-294.

33.
Pescador R et al. An integrated view of the activities of Defibrotide. Semin Thromb Haemostas 1996; 22: 71.

34.
Bianchi G et al. Defibrotide, a single-stranded polydeoxyribonucleotide acting as an adenosine receptor agonist. Eur J Pharmacol 1993; 238: 327-334.

35.
Evangelista V et al. Defibrotide inhibits platelets activation by catepsin G released from stimulated polymorphonuclear leukocytes. Thromb Haemost 1992; 67: 660-664.

36.
Bonomini V et al. Effect a new antithrombotic agent (Defibrotide) in acute renal failure due to thrombotic microangiopathy. Nephron, 1985; 40: 195-200.

37.
Ulutin ON. Antithrombotic effect and clinical potential of Defibrotide. Semin Thromb Haemostasis 1993; 19: 186-191.

38.
Hamblin M et al. Defibrotide for refractory thrombotic thrombocytopenic purpura (TTP) after bone marrow transplantation. Blood 1996; 88 (Suppl.1): 60b (abstr. 2966)

39.
Richardson P et al. Treatment of severe veno-occlusive disease with Defibrotide: compassionate use results in response without significant toxicity in a high risk population. Blood, 1998, 92: 737-744.

40.
Chopra R et al. Defibrotide for the treatment of severe hepatic veno-occlusive disease results of the european compassionate use study confirms safety and high response rate. Blood 1999, 94 (Suppl. 1): 708a (abstr. 3129).

DF-VOD Study
Protocol version number: 01—Date: 11 Sep 2000

Appendix B

DIAGNOSIS OF VOD (Jones RJ. Transplantation 1987; 44:778)

•    Jaundice (Bil > 2 mg/dL) + 2 or more of the following:

1)
ascites

2)
weight gain =5%

3)
hepatomegaly

4)
RUQ pain

•    or biopsy proven VOD

•    or haemodinamically proven VOD (HVPG > 10 mmHg)

DEFINITION OF FINAL RESPONSE

COMPLETE REMISSION:

—
Bilirubin < 2mg/dL
and

—
Complete resolution of any other significant end-organ dysfunction

Appendix C:
Other Clinical Outcome Events Definition and Grading

X
Graft Versus Host Disease: caused by the immune response of histoincompatible, immunocompetent donor cells against the tissues of immunoincompetent host. Clinical manifestations include skin disease ranging from a maculopapular eruption to epidermal necrosis, intestinal disease marked by diarrhea, malabsorption, and abdominal pain, and liver dysfunction.
The following grading scheme for acute GVHD has been adopted by the IBMTR/ABMTR "The International Bone Marrow Transplant Registry/Autologous Blood and Marrow Transplant Registry":

  Rash/desquamation associated with GVHD,

  •
  Grade 0: normal skin;

  •
  Grade 1: macular or papular eruption or erythema covering <25% of body surface area without associated symptoms;

  •
  Grade 2: macular or papular eruption or erythema with pruritus or other associated symptoms covering ≥25% – <50% of body surface or localised desquamation or other lesions covering ≥25% – <50% of body surface area;

  •
  Grade 3: symptomatic generalised erythroderma or symptomatic macular papular or vesicular eruption, with bullous formation, or desquamation covering >50% of body surface area;

  •
  Grade 4: generalised exfoliative dermatitis or ulcerative dermatitis or bullous formation.

  Diarrhoea associated with GVHD, Adults:

  •
  Grade 0: none; Grade 1: >500 – <1000 mL of diarrhoea/day;

  •
  Grade 2: >1000 – <1500 mL of diarrhoea/day;

  •
  Grade 3: >1500 mL of diarrhoea/day;

  •
  Grade 4: severe abdominal pain with or without ileus;

  Diarrhoea associated with GVHD, Pediatric:

  •
  Grade 0: none;

  •
  Grade 1: >5 – <10 mL/Kg of diarrhoea/day;

  •
  Grade 2: >10 – <15 mL/Kg of diarrhoea/day;

  •
  Grade 3: >15 mL/Kg of diarrhoea/day.

  Bilirubin associated with GVHD:

  •
  Grade 0: normal;

  •
  Grade 1. ≥2 – <3 mg/100 mL;
  •
  Grade 2: ≥3 – <6 mg/100 mL;
  •
  Grade 3: ≥6 – <15 mg/100 mL;
  •
  Grade 4: ≥15 mg/100 mL;

  Performance status (ECOG)

  0.
  Normal activity
  1.
  Symptoms demonstrated, but the patient remains ambulatory, and able to perform self care

  2.
  Ambulatory >50% of the time and requires occasional assistance
  3.
  Ambulatory <50% of the time and requires nursing care
  4.
  Bedridden

OVERALL

Grade	Rash Desquamation	Bilirubin		Diarrhoea	ECOG Performance
I	1 to 2	0		0	0
II	1 to 3	1	and/or	1	0-1
III	2 to 3	2 to 3	and/or	2 to 3	2-3
IV	2 to 4	2 to 4	and/or	2 to 3	3-4
X
Pulmonary Dysfunction: Documentation of oxygenation saturation ≤90% on room air; requirement for positive pressure/ventilator dependence; pulmonary dysfunction must not be attributable to another cause (e.g. documented infectious pneumonia). The following grading scheme for pulmonary dysfunction has been adopted by World Health Organisation (WHO):

  Grade
  0: None;

  Grade
  1: mild symptoms;

  Grade
  2: exertional dyspnoea;

  Grade
  3: dyspnoea at rest;

  Grade
  4: complete bed rest required.

X
Renal Dysfunction:

  a)
  creatinine ≥2x admission value or ≥2x lowest value during conditioning (use the lowest value for calculation);

  b)
  creatinine clearance or GFR ≤50% of admission value;

  c)
  dialysis dependence.

X
Neurological Dysfunction: central nervous dysfunction with documentation of confusion, lethargy, and/or delirium; central nervous dysfunction must not be attributable to another cause (e.g. cyclosporin toxicity). The following grading scheme for neurological dysfunction has been adopted by World Health Organisation (WHO):

  State of consciousness:

    Grade
    0: alert;

    Grade
    1: transient lethargy;

    Grade
    2: somnolence;

    Grade
    3: somnolent >50% of waking hours;

    Grade
    4: coma.

X
TTP-like Syndrome: Thrombotic thrombocytopenic purpura-haemolytic uremic syndrome (TTP-HUS) is a clinical syndrome defined by the presence of thrombocytopenia and microangiopathic haemolytic anaemia without a clinically apparent aetiology. Patients may also have multiple other symptoms and signs including neurological and renal abnormalities and fever. In the era prior to effective therapy with plasma exchange, most patients developed multi-system abnormalities and the syndrome was more easily recognised. Now, since there is urgency to begin treatment, sufficient diagnostic criteria for TTP-HUS are only thrombocytopenia and microangiopathic haemolytic anaemia without a clinically apparent cause; patients may have no neurological symptoms, renal abnormalities, or fever.

Appendix D

DEFIBROTIDE FOR THE TREATMENT OF HEPATIC VENO-OCCLUSIVE DISEASE AFTER STEM
CELL TRANSPLANTATION (DF-VOD TRIAL)
Letter of Information for Patients

(Scheme to be developed by individual participants, in each country, on their own language)

Please read this leaflet carefully and feel free to ask your medical team any questions you have. Their names and telephone numbers are at the end of this leaflet.

1)
You have developed a complication which occurs in some patients who have undergone a Bone Marrow Transplantation.

2)
The knowledge we have on this complication is rather scarce: we can apply all those measures which are currently available, but we do not have any specific effective treatment, which could guarantee a successful outcome.

3)
Recent observations have suggested that a drug which has been used for a long time, with a good safety record, for other indications, could be of benefit in a condition like yours. The information available however are so far very fragmented and sometimes contradictory and there is a consensus that only an extensive collaborative research could provide an answer.

4)
We would like to ask you whether you are willing to take part in such research effort, by giving your agreement to enter a study, the DF-VOD study, which aims at assessing whether and how much the promising drug, Defibrotide, is really better than the standard treatment.

5)
Our knowledge on the drug seems to be reassuring with respect to the safety aspects, but you are mostly welcome to ask your medical team any further explanation.

6)
Half of the patients that will take part to the DF-VOD study will receive the drug Defibrotide, whereas the other half will not; if you decide to take part in the research study, neither you nor your medical team will know beforehand whether you will receive Defibrotide (glucose solution with active drug Defibrotide) or NOT: that would be determined at random, just after you make a decision to take part. This is the only way to find out really reliably which is the best treatment option. All patients have the same chance to receive Defibrotide or not.

7)
If you do take part in DF-VOD trial, simple information about your progress would be provided, in confidence, by your own medical staff to central organisers up to 100 days after you have given your consent to take part in this research study. Only your initials, gender and date of birth will be provided by your medical staff to central organisers in order that neither you nor other patients in the study would be identified: this information like all the other information that is collected as part of DF-VOD study will be treated in strict confidence.

8)
According to accepted international rules, the Pharmaceutical Company that produces the study drug (Defibrotide) Crinos Industria Farmacobiologica SpA, Villa Guardia (Como) ITALY, has agreed to provide free Defibrotide in the trial for all the patients.

9)
All data will be carefully reviewed and monitored by an independent Safety and Monitoring Board. There is an Insurance coverage for all the patients involved in the study.

10)
The study is an international multi-centre collaborative study involving many countries; the Local co-ordinator is:

SPACE FOR LABEL WITH LOCAL CO-ORDINATOR DETAILS

CONSENT TO PARTICIPATE TO THE DF-VOD STUDY

I have read the "Letter of Information for Patients" and I have understood the purpose of the study.

I voluntarily consent to participate in this study and I understand that I can withdraw from it at anytime and for any reason.

In signing this form I acknowledge that I have read and understood all the information that I have received pertaining to this study. I also acknowledge that I have received a copy of this consent form for my own files.

Patient's Signature	Patient's name (block letters)	Date

Investigator's Signature	Investigator's name (block letters)	Date

Appendix E

ABBREVIATIONS
AE	Adverse event
Bil	Bilirubin
BMT	Bone marrow transplantation
CRFs	Case report forms
CVL	Central venous line
DF	Defibrotide
DF-VOD	Defibrotide for the treatment of hepatic veno-occlusive disease after stem cell transplantation
EBMT	European bone marrow transplantation
ECOG	Eastern Cooperative Oncology Group
GCP	Good Clinical Practice
GS	Glucose solution
GVHD	Graft versus host disease
HUS	Haemolytic uremic syndrome
HVPG	Hepatic Venous Pressure Gradient
ICH	International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use
IV	intravenously
LMW	Low molecular weight
PAI-1	Plasminogen activator inhibitor-1
PGE-1	Prostaglandin E-1
PIIINP	N-terminal fragment of type III procollagen
PBSC	Peripheral Blood Stem Cells
rh-tPA	Recombinant human Tissue plasminogen activator
RUQ	Right upper quadrant
SAE	Serious Adverse Event
t-PA	Tissue plasminogen activator
TTP	Thrombotic Thrombocytopenic Purpura
VOD	veno-occlusive disease
CML	Chronic Myaeloid leukaemia
SCT	Stem cell transplantation
SD	Standard deviation
TIPS	Transjugular intrahepatic portosystemic shunts
TM	Thrombomodulin
WHO	World Health Organisation
w/v	Weight/volume

Appendix F

DECLARATION OF HELSINKI

        Recommendations guiding physicians in biomedical research involving human subjects

        Adopted by the 18th World Medical Assembly, Helsinki, Finland, June 1964, and amended by the 29th World Medical Assembly, Tokyo, Japan, October 1975, the 35th World Medical Assembly, Venice, Italy, October 1983 and the 41st World Medical Assembly Hong Kong, September 1989 and the 48th General Assembly, Somerset West, Republic of South Africa, October 1996

INTRODUCTION

        It is the mission of the physician to safeguard the health of the people. His or her knowledge and conscience are dedicated to the fulfilment of this mission.

        The Declaration of Geneva of the World Medical Association binds the physician with the words: "The health of my patient will be my first consideration," and the International Code of Medical Ethics declares that "A physician shall act only in the patient's interest when providing medical care which might have the effect of weakening the physical and mental condition of the patient".

        The purpose of biomedical research involving human subjects must be to improve diagnostic, therapeutic and prophylactic procedures and the understanding of the aetiology and pathogenesis of disease.

        In current medical practice most diagnostic, therapeutic or prophylactic procedures involve hazards. This applies especially to biomedical research.

        Medical progress is based on research which ultimately must rest in part on experimentation involving human subjects.

        In the field of biomedical research a fundamental distinction must be recognized between medical research in which the aim is essentially diagnostic or therapeutic for a patient and medical research, the essential object of which is purely scientific and without direct diagnostic or therapeutic value to the person subjected to the research.

        Special caution must be exercised in the conduct of research which may affect the environment, and the welfare of animals used for research must be respected.

        Because it is essential that the results of laboratory experiments be applied to human beings to further scientific knowledge and to help suffering humanity, the World Medical Association has prepared the following recommendations as a guide to every physician in biomedical research involving human subjects. They should be kept under review in the future. it must be stressed that the standards as drafted are only a guide to physicians all over the world. Physicians are not relieved from criminal, civil and ethical responsibilities under the laws of their own countries.

I.     BASIC PRINCIPLES

1.
Biomedical research involving human subjects must conform to generally accepted scientific principles and should be based on adequately performed laboratory and animal experimentation and on a thorough knowledge of the scientific literature.

2.
The design and performance of each experimental procedure involving human subjects should be clearly formulated in an experimental protocol which would be transmitted for consideration, comment and guidance to a specially appointed committee independent of the investigator and the sponsor provided that this independent committee is in conformity with the laws and regulations of the country in which the research is performed.

3.
Biomedical research involving human subjects should be conducted only by scientifically qualified persons and under the supervision of a clinically competent medical person. The responsibility for the human subject must always rest with a medically qualified person and never rest on the subject of the research, even though the subject has given his or her consent.

4.
Biomedical research involving human subjects cannot legitimately be carried out unless the importance of the objective is in proportion to the inherent risk to the subject.

5.
Every biomedical research involving human subjects should be preceded by careful assessment of predictable risks in comparison with foreseeable benefits to the subject or to others. Concern for the interest of the subject must always prevail over the interest of science and society.

6.
The right of the research subject to safeguard his or her integrity must always be respected. Every precaution should be taken to respect the privacy of the subject and to minimize the impact of the study on the subject's physical and mental integrity and on the personality of the subject.

7.
Physicians should abstain from engaging in research projects involving human subjects unless they are satisfied that the hazards involved are believed to be predictable. Physicians should cease any investigation if the hazards are found to outweigh the potential benefits.

8.
In publications of the results of his or her research, the physician is obliged to preserve the accuracy of the results. Reports of experimentation not in accordance with the principles laid down in this Declaration should not be accepted for publication.

9.
In any research on human beings, each potential subject must be adequately informed of the aims, methods, anticipated benefits and potential hazards of the study, and the discomfort it may entail. He or she should be informed that he or she is at liberty to abstain from participation in the study and that he or she is free to withdraw his or her consent to participation at any time. The physician should then obtain the subject's freely-given informed consent, preferably in writing.

10.
When obtaining informed consent for the research project the physician should be particularly cautious if the subject is in a dependent relationship to him or her or may consent under duress. In that case the informed consent should be obtained by a physician who is not engaged in the investigation and who is completely independent of this official relationship.

11.
In case of legal incompetence, informed consent should be obtained from the legal guardian in accordance with national legislation. Where physical or mental incapacity makes it impossible to obtain informed consent, or when the subject is a minor, permission from the responsible relative replaces that of the subject in accordance with national legislation.

        Whenever a minor child is in fact able to give consent, the minor's consent must be obtained in addition to the consent of the minors legal guardian

12.
The research protocol should always contain a statement of the ethical considerations involved and should indicate that the principles enunciated in the present Declaration are complied with.

II.    MEDICAL RESEARCH COMBINED WITH PROFESSIONAL CARE

(Clinical Research)

1.
In the treatment of the sick person, the physician must be free to use a new diagnostic and therapeutic measure, if in his or her judgement it offers hope of saving life, re-establishing health or alleviating suffering.

2.
The potential benefits, hazards and discomfort of a new method should be weighed against the advantages of the best current diagnostic and therapeutic methods.

3.
In any medical study, every patient—including those of a control group, if any,—should be assured of the best proven diagnostic and therapeutic method. This does not exclude the use of inert placebo in studies where no proven diagnostic or therapeutic method exists.

4.
The refusal of the patient to participate in a study must never interfere with the physician-patient relationship.

5.
If the physician considers it essential not to obtain informed consent, the specific reasons for this proposal should be stated in the experimental protocol for transmission to the independent committee (1, 2).

6.
The physician can combine medical research with professional care, the objective being the acquisition of new medical knowledge, only to the extent that medical research is justified by is potential diagnostic or therapeutic value for the patient.

ATTACHMENT 2:
BUDGET per YEAR OF STUDY
DF-VOD STUDY

        DeFibrotide for the treatment of Hepatic Veno-Occlusive Disease after Stem Cell Transplantation

Millions of Italian Lire
1. Personnel (in equivalent % of time/person)
• Senior Researcher (50%)	50.0
• Junior Researcher (100%)	50.0
• Statistics and data management (30%)	20.0
• Secretarial work (input of data and secretarial management) (100%)	45.0
Subtotal	165.0
2. Overheads (30%)	49.5
TOTAL	214.5+VAT

QuickLinks

  Exhibit 10.14.1
  Attachment 1 to Exhibit 10.1
Defibrotide for the treatment of hepatic Veno-occlusive Disease after Stem Cell Transplantation (DF-VOD TRIAL)
INVESTIGATOR'S DECLARATION FINAL PROTOCOL: 11 SEPTEMBER 2000-VERSION NUMBER 01
PROTOCOL SUMMARY
STUDY DESIGN
Appendix A A SUMMARY OVERVIEW ON VOD
  DF-VOD Study Protocol version number: 01—Date: 11 Sep 2000
Appendix B
Appendix C: Other Clinical Outcome Events Definition and Grading
Appendix D
DEFIBROTIDE FOR THE TREATMENT OF HEPATIC VENO-OCCLUSIVE DISEASE AFTER STEM CELL TRANSPLANTATION (DF-VOD TRIAL) Letter of Information for Patients
CONSENT TO PARTICIPATE TO THE DF-VOD STUDY
Appendix E
Appendix F DECLARATION OF HELSINKI